Exhibit 99.1

D.R. Horton, Inc., America’s Builder, Updates Guidance for Impact of New U.S. Tax Law

January 09, 2018

ARLINGTON, Texas—(BUSINESS WIRE)— D.R. Horton, Inc. (NYSE:DHI), America’s Builder, announced today that the Company expects the Tax Cuts and Jobs Act (“Tax Act”), which was enacted on December 22, 2017, to have a favorable impact on its fiscal 2018 results. The Company is revising its previously issued guidance by lowering the estimate for its fiscal 2018 effective tax rate to approximately 26%, excluding a one-time charge to reduce its net deferred tax assets in the first quarter. The change in the corporate tax rate requires a re-measurement of the Company’s net deferred tax assets in the period in which the law was enacted. Based on current estimates, the re-measurement will result in a charge of approximately $115 million in the first quarter of fiscal 2018 to reduce the Company’s net deferred tax assets and increase the Company’s income tax expense. No other changes to the Company’s previous fiscal 2018 guidance are being made.

The Company’s estimate of the impact from the Tax Act is based on currently available information and interpretation of its provisions. The Company will continue to analyze the Tax Act for its financial statement impact, including re-measurement of deferred taxes. The Company anticipates finalizing the impact on its December 31, 2017 financials by the time of its earnings release scheduled for January 31, 2018.

The Company also currently expects that its effective tax rate for fiscal 2019 will be approximately 25%.

Conference Call and Webcast Details

As previously announced, the Company will release financial results for its first quarter ended December 31, 2017 on Wednesday, January 31, 2018 before the market opens. The Company will host a conference call that morning at 8:30 a.m. Eastern Time (ET). The dial-in number is 877-407-8033. Participants are encouraged to call in five minutes before the call begins (8:25 a.m. ET). The call will also be webcast from the Company’s website at investor.drhorton.com.

A replay of the call will be available after 2:00 p.m. ET on Wednesday, January 31, 2018 at 877-481-4010. When calling, please reference conference ID #23243. The replay will also be available from the Company’s website at investor.drhorton.com. The replay will be available through midnight ET on February 7, 2018.

About D.R. Horton, Inc.

D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States for sixteen consecutive years. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 79 markets in 26 states across the United States and closed 45,751 homes in the twelve-month period ended September 30, 2017. The Company is engaged in the construction and sale of high-quality homes through its diverse brand portfolio that includes D.R. Horton, Emerald Homes, Express Homes and Freedom Homes ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that the Company expects the Tax Cuts and Jobs Act (“Tax Act”), which was enacted on December 22, 2017, to have a favorable impact on its fiscal 2018 results; the Company is revising its previously issued guidance by lowering the estimate for its fiscal 2018 effective tax rate to approximately 26%, excluding a one-time charge to reduce its net deferred tax assets in the first quarter; based on current estimates, the re- measurement will result in a charge of approximately $115 million in the first quarter of fiscal 2018 to reduce the Company’s net deferred tax assets and increase the Company’s income tax expense; and the Company also currently expects that its effective tax rate for fiscal 2019 will be approximately 25%. The forward-looking statements also include that the Company’s estimate of the impact from the Tax Act is based on currently available information and interpretation of its provisions; the Company will continue to analyze the Tax Act for its financial statement impact, including re-measurement of deferred taxes; and the Company anticipates finalizing the impact on its December 31, 2017 financials by the time of its earnings release scheduled for January 31, 2018.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; our ability to effect our growth strategies, acquisitions or investments successfully; home warranty and construction defect claims; the effects of a health and safety incident; the effects of negative publicity; supply shortages and other risks of acquiring land, building materials and skilled labor; the impact of an inflationary, deflationary or higher interest rate environment; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our significant debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; the effects of the loss of key personnel; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K which is filed with the Securities and Exchange Commission.

View source version on businesswire.com: http://www.businesswire.com/news/home/20180109006752/en/

D.R. Horton, Inc.

Jessica Hansen, 817-390-8200

Vice President of Investor Relations

InvestorRelations@drhorton.com

Source: D.R. Horton, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding D.R. Horton’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10- K for the most recently ended fiscal year.